Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
September 20, 2022	Erica Campbell, Hines
212-294-9024
Erica.Campbell@hines.com

HINES ANNOUNCES LAUNCH OF TAX-ADVANTAGED PLATFORM
Hines Real Estate Exchange is designed to meet wealth preservation and estate planning needs of qualified investors

(HOUSTON) – Hines, the global real estate investment, development, and property manager, announced today the launch of Hines Real Estate Exchange (HREX), a platform designed to serve qualified investors interested in tax-advantaged investment opportunities. The platform intends to make 1031 exchange opportunities available to investors in the form of interests in Delaware Statutory Trusts (“DSTs”) holding assets sourced from Hines Global Income Trust (“HGIT”). HGIT will have an option to acquire the properties held by the DSTs.

The HREX platform is intended to provide participants with a solution to aid in the deferment of capital gains and other taxes while providing them with the opportunity to diversify real estate holdings through the ownership of institutional-grade assets.

“Hines Real Estate Exchange is a natural progression for the firm,” noted Alfonso Munk, CIO of the Americas and president of HGIT. “Given the strong market demand for 1031 exchange products and Hines’ vast experience and expertise as sponsor of HGIT, we believe the time is right to launch this initiative.”

Many exchangers are eager to capitalize on existing pricing environments. “A growing number of financial professionals and their clients are clamoring for these types of platforms,” said Mark Earley, CEO of Hines Securities, Inc.

HGIT features a $3.8 billion portfolio of commercial real estate investments that is nearly two-thirds weighted toward the industrial and living sectors. HGIT is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential.

About Hines Global Income Trust Hines Global Income Trust, Inc. is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 285 cities in 28 countries. Hines oversees investment assets under management totaling approximately $90.3 billion¹. In addition, Hines provides third-party property-level services to 373 properties totaling 114.2 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,530 properties, totaling over 511 million square feet. The firm currently has more than 198 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of December 31, 2021.

No Offer of Securities
This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. Any offer of DST interests will be made only to persons reasonably believed to be accredited investors by means of a private offering memorandum in accordance with Rule 506 of Regulation D under the Securities Act of 1933, as amended. No one can invest directly in the HREX platform.

Forward-Looking Statements Statements in this press release, including intentions, beliefs, expectations or projections relating to the DST program described herein, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the demand for 1031 exchange platforms, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the HREX platform, risks associated with an economic downturn, and other risks described in the “Risk Factors” section of HGIT’s Annual Report on Form 10‑K for the year ended December 31, 2021, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.